Exhibit 99.1

NEWS RELEASE

For information contact:

Kevin B. Habicht

Chief Financial Officer

(407) 265-7348

FOR IMMEDIATE RELEASE

December 14, 2020

PAUL BAYER TO RETIRE AS EVP & CHIEF INVESTMENT OFFICER

OF NATIONAL RETAIL PROPERTIES, INC.

— Effective December 31, 2020 —

Orlando, Florida, December 14, 2020 - National Retail Properties, Inc. (NYSE: NNN) (the “Company”) today announced that Paul Bayer, Executive Vice President and Chief Investment Officer, will retire effective December 31, 2020.

Mr. Bayer has been the Company’s Chief Investment Officer since June 2010 and Executive Vice President since January 2007. He joined the Company in September 1999. Mr. Bayer will continue to provide consulting services to the company for a period of one year after his retirement.

Jay Whitehurst, President and CEO, commented: “I have had the honor and pleasure to work with Paul for his entire career at National Retail Properties. Paul joined us in 1999 to work on leasing projects, and rose quickly through the ranks to oversee asset management, underwriting, and leasing as our Chief Investment Officer for the past 10 years. Paul’s experience, energy, insight and creativity have created tremendous value for our shareholders. Additionally, he has been a mentor and teacher to many of his colleagues and co-workers, including me. Paul is leaving National Retail Properties better than he found it, and we wish him all the best in his well-deserved retirement.”

National Retail Properties invests primarily in high-quality retail properties subject generally to long-term, net leases. As of September 30, 2020, the company owned 3,114 properties in 48 states with a gross leasable area of approximately 32.4 million square feet and with a weighted average remaining lease term of 10.7 years. For more information on the company, visit www.nnnreit.com.

450 S. Orange Ave., Suite 900 Orlando, FL 32801 (800) NNN-REIT | www.nnnreit.com